Exhibit 99.1

FOR IMMEDIATE RELEASE

HyreCar Reports Preliminary Second Quarter 2018 Results; Provides Full Year 2018 Revenue Guidance

Second Quarter 2018 Revenues Expected to Increase by 233% to a Record $2.1 Million; Gross Profit Margin Estimated to Expand to 40%

LOS ANGELES, July 31, 2018 – HyreCar Inc. (Nasdaq: HYRE), the carsharing marketplace for ridesharing, today reported preliminary financial results for the second quarter ending June 30, 2018.

Second Quarter 2018 Preliminary Financial Results

Estimated revenues for the quarterly period ending June 30, 2018 are expected to be approximately $2.1 million, an increase of 233% when compared to revenues of $0.6 million for the quarterly period ending June 30, 2017. This increase was primarily attributed to customer retention rate, expansion, and new unique users on the company’s site.

Estimated gross profit margin for the quarterly period ending June 30, 2018 is expected to be approximately 40%, an increase when compared to a gross profit margin of 11.4% for the quarterly period ending June 30, 2017. The margin expansion was primarily attributed to the renewal of the company’s insurance contract with AIG, which decreased insurance expenses in the second quarter of 2018.

In the second quarter of 2018, HyreCar had 90,559 rental days on its proprietary platform, an increase of 155% when compared to 35,473 daily active rentals in the second quarter of 2017.

HyreCar’s 2018 second quarter anticipated financial results are preliminary and based on the most current information available and are subject to the completion of the financial statements.

Full Year 2018 Revenue Guidance

For the full year ending December 31, 2018, HyreCar anticipates revenues of at least $10 million, an increase of at least 213% when compared to revenue of $3.2 million for the full year ending December 31, 2017.

Management Commentary

“Our record preliminary revenues of approximately $2.1 million in the second quarter of 2018 was a direct result of an increased demand for carsharing services. As we reach critical mass, we are also starting to see some operating leverage in the business, as evidenced by our gross profit margin of 40% in the second quarter of 2018,” said Joe Furnari, Chief Executive Officer of HyreCar. “On the heels of our IPO in June—which provided us with gross proceeds of $12.6 million—we believe we now have the growth capital to aggressively invest in our platform and scale our business meaningfully to capture the market opportunity.”

About HyreCar

HyreCar Inc. operates in the carsharing marketplace for ridesharing through its proprietary technology platform. The Company is establishing a leading presence in Mobility as a Service (MaaS) through vehicle owners and institutions, such as dealers and OEM’s, who have been disrupted by automotive asset sharing. HyreCar currently operates in 34 states and Washington, D.C. providing a unique revenue opportunity for both owners and drivers. By providing a safe, secure, and reliable marketplace, HyreCar is transforming the industry – one driver, one vehicle, one road at a time. For more information, please visit www.hyrecar.com.

Forward Looking Statements

Statements in this release concerning HyreCar’s future expectations and plans, including without limitation, HyreCar’s expectations regarding its future results, performance, prospects and opportunities, may constitute forward looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which include words such as “believe,” “intend,” “may,” “potential” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as those risks more fully discussed in the section entitled “Risk Factors” in HyreCar’s prospectus, dated June 26, 2018, that was filed with the U.S. Securities and Exchange Commission under File No. 333-225157, as well as discussions of potential risks, uncertainties, and other important factors in HyreCar’s subsequent filings with the U.S. Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Relations:
Ronjini Joshua
The Silver Telegram
HyreCar@thesilvertelegram.com

Investor Relations:
Ted Haberfield
President, MZ Group - MZ North America
HYRE@mzgroup.us
Web: www.mzgroup.us